Exhibit 99.1

For Immediate Release

Contact:                        Bob Kneeley

VP, Investor Relations

303-495-1245

bob.kneeley@evhc.net

ENVISION HEALTHCARE REPORTS SECOND QUARTER ADJUSTED EBITDA OF $162.8 MILLION, UP 21% ON STRONG REVENUE GROWTH AND ADJUSTED EPS INCREASES BY 32%

Greenwood Village, Colo. (July 30, 2015) — Envision Healthcare Holdings, Inc. (Envision or Company) (NYSE: EVHC) reported results from operations for the three months and six months ended June 30, 2015.  All comparisons included in this release are for the 2015 periods to the comparable 2014 period, unless otherwise noted.

Highlights:

•                  Net revenue increased by 25.9% to $1.35 billion;

•                  Adjusted EBITDA grew by 20.5% to $162.8 million;

•                  Net income was $52.4 million, compared to a net loss of $2.0 million;

•                  Adjusted EPS was $0.37, an increase of 32%, and GAAP diluted EPS was $0.27 for the quarter; and

•                  Envision, through its AMR subsidiary, has entered into a definitive agreement to acquire the medical transportation company Rural/Metro Corporation, with estimated annual revenue for 2015 of $600 million, further advancing Envision’s mobile integrated healthcare delivery strategy.

“We continue to deliver strong financial results while at the same time expanding our clinical capabilities and aligning our resources to care for patients across a variety of healthcare settings,” said William A. Sanger, chairman, president and chief executive officer. “Our top-line growth for the second quarter reflects strong organic growth and contributions from regional provider groups that joined our organization through acquisition.

“As we actively shape healthcare services, the role of medical transportation and the integration of paramedics and emergency medical technicians takes on greater significance. Our agreement to acquire Rural/Metro, with its diverse and complementary presence, enhances our ability to deliver value to the patients we serve in this ever-changing healthcare landscape.”

Results of Operations for the Second Quarter of 2015

Envision generated net revenue of $1.35 billion, an increase of 25.9%, driven by balanced contributions from acquisitions, as well as net new contract wins and same-store growth from both its EmCare and American Medical Response (AMR) segments.

Adjusted EBITDA of $162.8 million grew by 20.5% from the prior-year period, and was driven by revenue growth. Envision’s Adjusted EBITDA margin was 12.0%.

Adjusted earnings per share for the quarter was $0.37, an increase of 32% from $0.28 per share, for the second quarter of 2014. On a GAAP basis, Envision earned $0.27 per share on a fully diluted basis, compared to a loss of $0.01 per share.

Segment Results for the Second Quarter 2015

Envision operates two business segments: EmCare Holdings (EmCare), the Company’s facility-based and post-acute care physician-led services segment and American Medical Response (AMR), the Company’s medical transportation services segment.

EmCare

EmCare’s net revenue for the second quarter of 2015 was $929.1 million, an increase of 34.6% from the prior-year period. Revenue from acquisitions completed during the past 12 months contributed growth of 20.1%, including three transactions completed during the first quarter of 2015.  Organic revenue growth was 14.5%, and consisted of growth from net new contracts of 9.1% while revenue from same-store contracts contributed 5.4% to total revenue growth for the quarter. When calculated from the comparable contract base for both periods, same-store revenue grew by 6.0%, and consisted of 4.4% growth from patient volume and 1.6% yield growth.

EmCare’s Adjusted EBITDA grew by 19.1% to $105.2 million, or 11.3% of revenue, for the second quarter of 2015, from $88.3 million, or 12.8% of revenue for the prior-year period. EmCare’s Adjusted EBITDA margin decline can be attributed primarily to the loss of Medicaid parity revenue during 2015 and lower collection rates from certain anesthesia contracts.

American Medical Response

AMR’s net revenue grew by 10.3%, to $425.2 million, from $385.3 million in the prior-year period.  Same-market revenue growth was 7.1%, net new contracts growth was 3.0%, and acquisition-related growth was 0.2%.  Same market growth consisted of a 5.9% increase in volume and a

1.2% increase in yield. In July 2015, AMR also completed its previously announced acquisition of ambulance operations located in the northeastern U.S.

AMR’s Adjusted EBITDA of $57.6 million grew by 22.9%, from $46.8 million in the prior-year period. Adjusted EBITDA margin was 13.5% for the second quarter of 2015, a 140-basis point improvement from the prior year. AMR’s margin continued to improve as a result of higher volume, ongoing efficiency initiatives and lower fuel costs.

Envision Cash Flows for the Second Quarter of 2015

Envision generated cash flow from operations of $115.6 million, an increase of 81.4% when compared to $63.7 million in the second quarter of 2014.  Cash flow from operations’ growth was driven primarily by higher net income and a reduction in days sales outstanding.

Adjusted Free Cash Flow was $108.0 million, compared to $43.5 million in the second quarter of 2014.

Results of Operations for the Six Months Ended June 30, 2015

Envision’s net revenue was $2.60 billion, an increase of 24.4% from the prior year-period, while Adjusted EBITDA of $291.6 million increased by 18.6%. Envision generated cash flow from operations of $160.9 million, an increase of 71.3%, and Adjusted Free Cash Flow of $145.1 million, an increase of 72.1%.

Segment Results for the Six Months ended June 30, 2015

Net revenue at EmCare was $1.75 billion, an increase of 31.4% from the prior-year period.  Adjusted EBITDA was $182.3 million, an increase of 13.9%.

Net revenue at AMR was $844.6 million, an increase of 11.9% from the prior-year period.  Adjusted EBITDA was $109.3 million, an increase of 27.2%.

Agreement to Acquire Rural/Metro

In a separate announcement, AMR has entered into a definitive agreement to acquire Rural/Metro Corporation (Rural/Metro) in a $620 million all-cash transaction. Rural/Metro is expected to generate annualized 2015 revenue of approximately $600 million and pre-synergy Adjusted EBITDA margins of approximately 10%. Upon closing, the transaction is expected to be accretive to Envision’s Adjusted EPS. The transaction is subject to regulatory approval and customary closing conditions, and is expected to close in the fourth quarter of 2015.

2015 Guidance

Envision is maintaining its existing 2015 guidance of Adjusted EBITDA in a range of $653 million to $665 million and Adjusted EPS of $1.42 to $1.50. The Company anticipates that its third quarter of 2015 results will be approximately 26% to 26.5% of its full year guidance.  At this time, 2015 guidance does not incorporate any impact from the pending Rural/Metro acquisition.

Conference Call

Envision management will host a conference call today, Thursday, July 30, 2015, at 5 p.m. Eastern Time, to discuss the Company’s financial results and the Rural/Metro transaction. Interested participants may listen to the call by dialing 800-857-6175, or 517-623-4852 for international callers, and referencing participant code 909712.  For those unable to participate in the live call, a replay will be available one hour after the call ends through August 31, 2015. To access the replay, dial 800-666-0214, or 203-369-3308 for international callers, and enter access code 909712. An audio file will also be archived for 30 days on the investor relations section of the Company’s website: investor.evhc.net.

About Envision Healthcare Holdings, Inc.

Envision Healthcare Holdings, Inc., and our more than 35,000 employees and affiliated clinicians, offers an array of healthcare related services to consumers, hospitals, healthcare systems, health plans and local, state and national government entities. Through Envision Healthcare Corporation, we operate American Medical Response, Inc. (AMR), EmCare Holdings, Inc. (EmCare) and Evolution Health, LLC (Evolution Health). AMR is a provider and manager of community-based medical transportation services, including emergency (‘911’), non-emergency, managed transportation, fixed-wing air ambulance and disaster response. EmCare is a provider of integrated facility-based physician services, including emergency, anesthesiology, hospitalist/inpatient care, radiology, tele-radiology and surgery. Evolution Health provides comprehensive care to patients across various settings, many of whom suffer from advanced illnesses and chronic diseases. We are headquartered in Greenwood Village, Colorado. For additional information, visit www.evhc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995 including, but not limited to, statements relating to our 2015 guidance, 2015 performance, objectives, plans and strategies, including the proposed acquisition of Rural/Metro, and all statements that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future, including statements regarding the benefits of the Rural/Metro acquisition. Any forward-looking statements herein are made as of the date of this press release, and Envision undertakes no duty to update any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from forward-looking statements are described in Envision’s filings with the U.S. Securities and Exchange Commission from time to time.  Among the factors that could cause future results to differ materially are: decreases in our revenue and profit margin under our fee-for-service contracts due to changes in volume, payor mix and third party reimbursement rates, including from political discord in the federal budgeting process; the loss of existing contracts; failure to accurately assess costs under new contracts; difficulties in our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians; failure to implement some or all of our business strategies, including our efforts to grow our Evolution

Health business and cross-sell our services; lawsuits for which we are not fully reserved; the adequacy of our insurance coverage and insurance reserves; our ability to successfully integrate strategic acquisitions, including the Rural/Metro acquisition; closing of the Rural/Metro acquisition may not occur or may be delayed; expected synergies and other financial benefits of the acquisition may not be realized; litigation related to the acquisition or limitations or retrictions imposed by regulatory authorities may delay or negative impact the acquisition; unanticipated restructuring costs may be incurred or undisclosed liabilities assumed from the acquisition; attempts to retain key personnel and customers from Rural/Metro may not succeed; the high level of competition in the markets we serve; the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; the loss of one or more members of our senior management; our ability to maintain or implement complex information systems; disruptions in disaster recovery systems, management continuity planning, or information systems; our ability to adequately protect our intellectual property and other proprietary rights or to defend against intellectual property infringement claims; challenges by tax authorities on our treatment of certain physicians as independent contractors; the impact of labor union representation; the impact of fluctuations in results due to our national contract with FEMA; potential penalties or changes to our operations, including our ability to collect accounts receivable if we fail to comply with extensive and complex government regulation of our industry; the impact of changes in the healthcare industry, including changes due to healthcare reform; our ability to timely enroll our providers in the Medicare program; our ability to restructure our operations to comply with future changes in government regulation; the outcome of government investigations of certain of our business practices; our ability to comply with the terms of our settlement agreements with the government; and our ability to generate cash flow to service our substantial debt obligations and the factors discussed in “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q.

Non-GAAP Financial Measures Description and Reconciliation

This press release includes presentations of Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted EPS, which are not financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (GAAP).  Adjusted EBITDA is defined as net income (loss) before equity in earnings of unconsolidated subsidiary, income tax benefit (expense), loss on early debt extinguishment, other income (expense), net, realized gains (losses) on investments, interest expense, net, equity-based compensation expense, transaction costs related to acquisition activities, related party management fees, restructuring charges, adjustment to net loss (income) attributable to non-controlling interest due to deferred taxes, and depreciation and amortization expense.  Adjusted Free Cash Flow is defined as cash flow from operations adjusted for cash used in non-acquisition related investing activities and certain out-of-period or non-recurring cash payments.  Adjusted EPS is defined as diluted earnings per share adjusted for expenses related to the Company’s secondary offerings, amortization expense, equity-based compensation expense, restructuring charges and loss on early debt extinguishment, net of an estimated tax benefit.  Adjusted EBITDA and Adjusted EPS for the three months and six months ended June 30, 2014, as presented herein, excludes transaction costs related to acquisition activities to conform to the Company’s current definitions of Adjusted EBITDA and Adjusted EPS, respectively.

These non-GAAP financial measures are commonly used by management and investors as performance measures or liquidity indicators. However, the items excluded from these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance, and as a result, these measures should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity. Since these non-GAAP financial measures are not measures determined in accordance with GAAP and are susceptible to varying calculations, these measures, as presented, may not be comparable to other similarly titled measures of other companies.  Reconciliations of non-GAAP financial measures are provided in this press release.  Reconciliation for the forward-looking full-year 2015 Adjusted EBITDA and Adjusted EPS projections presented herein is not being provided due to the number of variables in the projected full-year 2015 Adjusted EBITDA and Adjusted EPS ranges and thus the Company does not currently have sufficient data to accurately estimate the individual adjustments for such reconciliation.

Envision Healthcare Holdings, Inc.

Consolidated Statements of Operations and Other Information

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Net revenue	$1,354,258	$1,075,327	$2,598,760	$2,089,538
Compensation and benefits	969,458	767,007	1,877,115	1,510,668
Operating expenses	156,129	120,715	307,855	235,350
Insurance expense	38,166	31,583	73,692	62,564
Selling, general and administrative expenses	31,249	23,594	57,698	42,969
Depreciation and amortization expense	44,936	35,558	84,817	71,990
Restructuring charges	—	3,731	—	4,540
Income from operations	114,320	93,139	197,583	161,457
Interest income from restricted assets	163	246	293	332
Interest expense, net	(28,094)	(29,002)	(54,781)	(59,051)
Realized gains (losses) on investments	(34)	508	(34)	1,114
Other income (expense), net	(40)	(1,964)	(372)	(2,772)
Loss on early debt extinguishment	—	(66,397)	—	(66,397)
Income (loss) before income taxes and equity in earnings of unconsolidated subsidiary	86,315	(3,470)	142,689	34,683
Income tax benefit (expense)	(32,698)	1,412	(55,214)	(15,263)
Equity in earnings of unconsolidated subsidiary	71	66	143	113
Net income (loss)	53,688	(1,992)	87,618	19,533
Less: Net (income) loss attributable to noncontrolling interest	(1,272)	—	(1,827)	3,300
Net income (loss) attributable to Envision Healthcare Holdings, Inc.	52,416	(1,992)	85,791	22,833

Basic earnings per common share	$0.28	$(0.01)	$0.46	$0.13
Diluted earnings per common share	$0.27	$(0.01)	$0.45	$0.12
Weighted average common shares outstanding, basic	185,493,085	181,140,242	184,830,033	180,962,123
Weighted average common shares outstanding, diluted	191,511,920	181,140,242	191,166,956	189,460,445

Other Information
EmCare weighted patient encounters	4,611,766	3,586,048	8,808,625	6,884,578
AMR weighted transports	830,578	776,202	1,655,042	1,524,171

Earnings Per Share Reconciliation

	Quarter ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Weighted average common shares outstanding, diluted	191,511,920	181,140,242	191,166,956	189,460,445
Adjustment to dilute basic shares	—	8,362,994	—	—
Adjusted diluted shares	191,511,920	189,503,236	191,166,956	189,460,445

Net income (loss) attributable to Envision Healthcare Holdings, Inc.	$52,416	$(1,992)	$85,791	$22,833
Adjustments:
Other expense related to secondary offering/other filings, net of tax of $(18) and $(680) for quarter 2015 and 2014, respectively and $(158) and $(1,156) for six months 2015 and 2014, respectively	22	977	214	1,643

Amortization expense, net of tax of $(12,454) and $(7,914) for quarter 2015 and 2014, respectively and $(21,106) and $(16,256) for six months 2015 and 2014, respectively	14,950	11,379	28,473	23,095

Equity-based compensation expense, net of tax of $(760) and $(610) for quarter 2015 and 2014, respectively and $(1,288) and $(1,053) for six months 2015 and 2014, respectively	912	878	1,737	1,497

Restructuring expense, net of tax of $(1,530) and $(1,875) for quarter and six months 2014, respectively	—	2,201	—	2,665

Severance and related costs, net of tax of $(395) and $(1,091) for quarter and six months 2015, respectively	474	—	1,472	—

Loss on early debt extinguishment, net of tax of $(27,236) and ($27,429) for quarter and six months 2014, respectively	—	39,161	—	38,968

Transaction costs related to acquisition activities, net of tax of $(942) and $(396) for quarter 2015 and 2014, respectively and $(2,202) and $(718) for six months 2015 and 2014, respectively	1,131	569	2,971	1,020
Net income (loss) attributable to Envision Healthcare Holdings, Inc., adjusted	$69,905	$53,173	$120,658	$91,721
Adjusted EPS	$0.37	$0.28	$0.63	$0.48

Envision Healthcare Holdings, Inc.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(unaudited; in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Adjusted EBITDA	$162,761	$135,127	$291,627	$245,907
Depreciation and amortization expense	(44,936)	(35,558)	(84,817)	(71,990)
Restructuring charges	—	(3,731)	—	(4,540)
Interest income from restricted assets	(163)	(246)	(293)	(332)
Transaction costs	(2,073)	(965)	(5,173)	(1,738)
Severance and related costs	(869)	—	(2,563)	—
Equity-based compensation expense	(1,672)	(1,488)	(3,025)	(2,550)
Net income (loss) attributable to noncontrolling interest	1,272	—	1,827	(3,300)
Income from operations	114,320	93,139	197,583	161,457
Interest income from restricted assets	163	246	293	332
Interest expense, net	(28,094)	(29,002)	(54,781)	(59,051)
Realized gains (losses) on investments	(34)	508	(34)	1,114
Other income (expense), net	(40)	(1,964)	(372)	(2,772)
Loss on early debt extinguishment	—	(66,397)	—	(66,397)
Income tax benefit (expense)	(32,698)	1,412	(55,214)	(15,263)
Equity in earnings of unconsolidated subsidiary	71	66	143	113
Net (income) loss attributable to noncontrolling interest	(1,272)	—	(1,827)	3,300
Net income (loss) attributable to Envision Healthcare Holdings, Inc.	$52,416	$(1,992)	$85,791	$22,833

Envision Healthcare Holdings, Inc.

Reconciliation of Segment Adjusted EBITDA to Income from Operations

(unaudited; in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
EmCare
Net revenue	$929,068	$690,015	$1,754,176	$1,334,581
Compensation and benefits	741,035	546,989	1,417,336	1,072,074
Operating expenses	40,215	25,689	78,221	49,325
Insurance expense	25,793	18,787	49,134	35,754
Selling, general and administrative expenses	18,536	12,276	33,292	23,533
Interest income from restricted assets	(52)	(135)	(71)	(110)
Transaction costs	(1,374)	(1,229)	(4,468)	(1,537)
Severance and related costs	(808)	—	(2,032)	—
Equity-based compensation expense	(752)	(670)	(1,361)	(1,148)
Net income (loss) attributable to noncontrolling interest	1,272	—	1,827	(3,300)
Adjusted EBITDA	105,203	88,308	182,298	159,990
Depreciation and amortization expense	(25,558)	(16,638)	(46,087)	(32,919)
Restructuring charges	—	(792)	—	(897)
Interest income from restricted assets	(52)	(135)	(71)	(110)
Transaction costs	(1,374)	(1,229)	(4,468)	(1,537)
Severance and related costs	(808)	—	(2,032)	—
Equity-based compensation expense	(752)	(670)	(1,361)	(1,148)
Net income (loss) attributable to noncontrolling interest	1,272	—	1,827	(3,300)
Income from operations	$77,931	$68,844	$130,106	$120,079

AMR
Net revenue	$425,190	$385,312	$844,584	$754,957
Compensation and benefits	228,423	220,018	459,779	438,594
Operating expenses	115,914	95,026	229,634	186,025
Insurance expense	12,373	12,796	24,558	26,810
Selling, general and administrative expenses	12,713	11,318	24,406	19,436
Interest income from restricted assets	(111)	(111)	(222)	(222)
Transaction costs	(699)	264	(705)	(201)
Severance and related costs	(61)	—	(531)	—
Equity-based compensation expense	(920)	(818)	(1,664)	(1,402)
Adjusted EBITDA	57,558	46,819	109,329	85,917
Depreciation and amortization expense	(19,378)	(18,920)	(38,730)	(39,071)
Restructuring charges	—	(2,939)	—	(3,643)
Interest income from restricted assets	(111)	(111)	(222)	(222)
Transaction costs	(699)	264	(705)	(201)
Severance and related costs	(61)	—	(531)	—
Equity-based compensation expense	(920)	(818)	(1,664)	(1,402)
Income from operations	$36,389	$24,295	$67,477	$41,378

Envision Healthcare Holdings, Inc.

Reconciliation of Segment Adjusted EBITDA to Income from Operations

(unaudited; in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Total
Net revenue	$1,354,258	$1,075,327	$2,598,760	$2,089,538
Compensation and benefits	969,458	767,007	1,877,115	1,510,668
Operating expenses	156,129	120,715	307,855	235,350
Insurance expense	38,166	31,583	73,692	62,564
Selling, general and administrative expenses	31,249	23,594	57,698	42,969
Interest income from restricted assets	(163)	(246)	(293)	(332)
Transaction costs	(2,073)	(965)	(5,173)	(1,738)
Severance and related costs	(869)	—	(2,563)	—
Equity-based compensation expense	(1,672)	(1,488)	(3,025)	(2,550)
Net income (loss) attributable to noncontrolling interest	1,272	—	1,827	(3,300)
Adjusted EBITDA	162,761	135,127	291,627	245,907
Depreciation and amortization expense	(44,936)	(35,558)	(84,817)	(71,990)
Restructuring charges	—	(3,731)	—	(4,540)
Interest income from restricted assets	(163)	(246)	(293)	(332)
Transaction costs	(2,073)	(965)	(5,173)	(1,738)
Severance and related costs	(869)	—	(2,563)	—
Equity-based compensation expense	(1,672)	(1,488)	(3,025)	(2,550)
Net income (loss) attributable to noncontrolling interest	1,272	—	1,827	(3,300)
Income from operations	$114,320	$93,139	$197,583	$161,457

Envision Healthcare Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$172,605	$318,895
Trade and other accounts receivable, net	1,085,036	950,115
Other current assets	115,241	94,229
Total current assets	1,372,882	1,363,239
Non-current assets:
Property, plant and equipment, net	226,242	211,276
Goodwill and other intangible assets, net	3,545,606	3,063,115
Other long-term assets	96,188	66,123
Total assets	$5,240,918	$4,703,753

Liabilities and Equity
Current liabilities	$672,885	$576,868
Long-term debt and capital lease obligations	2,224,433	2,025,877
Long-term deferred tax liabilities	187,265	130,963
Insurance reserves and other long-term liabilities	242,570	201,004
Total liabilities	3,327,153	2,934,712
Total equity	1,913,765	1,769,041
Total liabilities and equity	$5,240,918	$4,703,753

Envision Healthcare Holdings, Inc.

Condensed Consolidated Statements of Cash Flows and Reconciliation of Net Cash Provided by (Used in)

Operating Activities to Adjusted Free Cash Flow

(unaudited; in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Cash Flows from Operating Activities
Net income (loss)	$53,688	$(1,992)	$87,618	$19,533
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, amortization, and other	48,867	40,167	92,549	79,298
Excess tax benefits from equity-based compensation	(13,531)	(868)	(24,476)	(15,658)
Loss on early debt extinguishment	—	66,397	—	66,397
Deferred income taxes	580	(442)	1,100	486
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable, net	18,458	(22,783)	(37,766)	(58,212)
Parts and supplies inventory	(39)	(96)	(161)	(423)
Prepaids and other current assets	(11,502)	(15,459)	(4,572)	(18,927)
Accounts payable and accrued liabilities	26,052	(2,917)	48,851	31,266
Insurance reserves	(6,966)	1,713	(2,221)	(9,820)
Net cash provided by (used in) operating activities	115,607	63,720	160,922	93,940

Cash Flows from Investing Activities
Purchases of available-for-sale securities	(1,595)	(914)	(2,067)	(3,372)
Sales and maturities of available-for-sale securities	9,009	2,367	9,209	10,527
Purchases of property, plant and equipment	(29,521)	(22,766)	(43,028)	(33,480)
Proceeds from sale of property, plant and equipment	308	60	352	2,216
Acquisition of businesses, net of cash received	(634)	(163,507)	(498,917)	(199,298)
Net change in insurance collateral	(1,198)	13	(5,706)	1,213
Other investing activities	1,883	163	971	(2,363)
Net cash provided by (used in) investing activities	(21,748)	(184,584)	(539,186)	(224,557)

Cash Flows from Financing Activities
Borrowings under the ABL Facility	20,000	50,000	305,000	50,000
Proceeds from issuance of senior notes	—	740,625	—	740,625
Repayments of the Term Loan	(3,343)	—	(6,686)	(3,343)
Repayments of the ABL Facility	(50,000)	(50,000)	(100,000)	(50,000)
Repayments of senior notes	—	(607,750)	—	(607,750)
Payment for debt extinguishment premiums	—	(37,630)	—	(37,630)
Debt issuance costs	—	(1,374)	(27)	(1,374)
Proceeds from stock options exercised	5,802	—	9,350	—
Excess tax benefits from equity-based compensation	13,531	868	24,476	15,658
Shares repurchased for tax withholdings	—	—	—	(14,430)
Contributions from (distributions to) non-controlling interest, net	—	—	100	250
Other financing activities	(119)	(2,268)	(239)	(3,498)
Net cash provided by (used in) financing activities	(14,129)	92,471	231,974	88,508

Change in cash and cash equivalents	79,730	(28,393)	(146,290)	(42,109)
Cash and cash equivalents, beginning of period	92,875	190,996	318,895	204,712
Cash and cash equivalents, end of period	$172,605	$162,603	$172,605	$162,603

Operating and non-acquisition investing cash flow	$94,493	$42,643	$120,653	$68,681

Non-recurring cash flow adjustments:
Excess tax benefits from equity-based compensation	13,531	868	24,476	15,658

Adjusted Free Cash Flow	$108,024	$43,511	$145,129	$84,339